FIRST AMENDMENT TO
AARON’S, INC.
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
Effective May 9, 2018

1.
Amendment. The table set forth on Appendix I to the Aaron’s, Inc. Compensation Plan for Non-Employee Directors, dated effective January 1, 2016 (the “Plan”), which table is titled “Aaron’s Inc. Compensation for Non-Employee Directors” is hereby amended and restated as follows:

Aaron’s, Inc. Compensation for Non-Employee Directors

Description	Amount	Comment
Annual Retainer - RSU	$125,000
Granted on the date of the annual meeting of shareholders; provided that the value of the grant on the date of the 2018 annual meeting of shareholders shall be $25,000, since a grant of $100,000 was made to the non-employee directors in January 2018[1]

Quarterly Retainer - Cash	$18,750	Can make election to receive shares of fully vested Common Stock as set forth in Section 5.2(d) of the Plan

2.	No Other Amendments. There are no amendments to the Plan, including the appendices thereto, except for the amendment expressly described in Section 1 hereof.

IN WITNESS WHEREOF, this First Amendment to the Plan is executed as of March 3, 2018, the date the Board approved the same.

AARON’S, INC.

By: /s/ Steven A. Michaels
Name: Steven A. Michaels
Title: Chief Financial Officer and President,
Strategic Operations

1Pro rata accelerated vesting upon termination of Board service. New directors who join the Board on a date other than the date of the annual meeting of shareholders will receive a full equity award if they join the Board on a date that is less than seven months after the date of the most recent annual meeting of shareholders. The amount of equity granted to any new director who joins the Board on a date that is seven months or more after the date of the most recent annual meeting of shareholders will be determined by the Board in its discretion.